Filed pursuant to 424(b)(3)

Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 6 DATED JANUARY 23, 2014

TO THE PROSPECTUS DATED AUGUST 14, 2013

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated August 14, 2013 (the “Prospectus”), as supplemented by Supplement No. 1, dated September 9, 2013, Supplement No. 2, dated October 25, 2013, Supplement No. 3, dated December 20, 2013, Supplement No. 4, dated December 31, 2013 and Supplement No. 5, dated January 16, 2014. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A. To provide an update to the section of the Prospectus titled “Plan of Distribution”

B. To provide an update to the section of the Prospectus titled “ERISA Considerations”

A. Updates to the Section of the Prospectus Titled “Plan of Distribution”

On January 21, 2014, we, the Dealer Manager, the Advisor and the Sponsor entered into a selected dealer agreement with Ameriprise Financial Services, Inc. (“Ameriprise Financial”), pursuant to which Ameriprise Financial will act as a selected dealer to solicit, on a best efforts basis, subscriptions for shares of common stock in connection with our initial public offering. Accordingly, the “Plan of Distribution” section of the Prospectus is hereby updated as indicated below:

1. The following is added as the second to last sentence of the last paragraph on page 177 of the Prospectus:

Further, the Dealer Manager may, pursuant to a separately negotiated selected dealer agreement that we entered into with Ameriprise Financial Services, Inc., which we refer to as Ameriprise Financial, and subject to applicable FINRA limitations, reimburse Ameriprise Financial for technology costs and expenses associated with the offering and costs and expenses associated with the facilitation of the marketing and ownership of our shares by Ameriprise Financial customers. The Ameriprise Financial technology costs and expenses will be paid from the Advisor’s 0.5% non-accountable expense reimbursement or the Dealer Manager fee.

2. The following is added as the last sentence of the last paragraph on page 178 of the Prospectus:

See discussion below of indemnification pursuant to the selected dealer agreement that we entered into with Ameriprise Financial.

3. The following new subsection is inserted after the last paragraph on page 181 of the Prospectus:

Ameriprise Financial

We, the Dealer Manager, the Advisor and the Sponsor entered into a selected dealer agreement with Ameriprise Financial on January 21, 2014, pursuant to which Ameriprise Financial was appointed as a participating broker dealer to sell our shares in this offering on a “best efforts” basis. Subject to certain limitations set forth in the agreement, we, the Dealer Manager, the Advisor and the Sponsor, jointly and severally, agreed to indemnify Ameriprise Financial against certain losses, liability, claims, damages and expenses caused by certain untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in connection with the offering, certain filings with the SEC or certain other public statements, or the breach by us, the Dealer Manager, the Advisor or the Sponsor or any employee or agent acting on our or their behalf, of any of the representations, warranties, covenants, terms and conditions of the agreement. In addition, we have agreed to reimburse certain principals of the Sponsor for any amounts they are required to pay to Ameriprise Financial concerning these matters. Please see “Conflicts of Interest.”

B. Updates to the Section of the Prospectus Titled “ERISA Considerations”

The following updates the disclosure under the subsection titled “Annual Valuation” beginning on page 174 of the Prospectus:

Pursuant to the terms of the selected dealer agreement we have entered into with Amerprise Financial, we are required to adopt and disclose a valuation policy no later than March 31, 2014, and to disclose an estimated net asset value per share based upon a valuation determined by an independent valuation firm no later than November 14, 2015.